--------------------------
                                                            OMB APPROVAL
                                                      --------------------------
                                                      OMB   Number:    3235-0145
                                                      Expires: February 28, 2009
                                                      Estimated  average  burden
                                                      hours per response....10.4
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                  GeoEye, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    37250W108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 5, 2007
--------------------------------------------------------------------------------

             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 29 Pages
                         Exhibit Index Found on Page 28

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   237,237  [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     237,237  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            237,237  [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.4%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 2 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   193,529  [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     193,529  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            193,529  [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                               Page 3 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   22,764  [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     22,764  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            22,764  [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                               Page 4 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   23,480  [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     23,480  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            23,480  [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                               Page 5 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   3,646  [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     3,646  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,646  [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================





                               Page 6 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   286,432  [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     286,432  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            286,432  [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.6%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 7 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   199,366  [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     199,366  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            199,366  [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================



                               Page 8 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   767,088  [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     767,088  [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            767,088  [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            4.4%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================



                               Page 9 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 10 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 11 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 12 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 13 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Douglas M. MacMahon
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 14 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 15 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 16 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 17 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 18 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 19 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 20 of 29 Pages

                                       13G
===================
CUSIP No. 37250W108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                    ** The reporting persons making this filing hold an aggregate of 966,454 Shares, which is 5.5% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             5
                                     -0-
       NUMBER OF         ------------===========================================
                                     SHARED VOTING POWER
         SHARES              6
      BENEFICIALLY                   966,454 [See Preliminary Note]
        OWNED BY         ------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH               7
                                     -0-
       REPORTING         ------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                             8
                                     966,454 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            966,454 [See Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%  [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                               Page 21 of 29 Pages

     Preliminary  Note: The Reporting Persons (as defined below) are filing this
Schedule 13G with respect to the Common Stock, par value $0.01 per share (the "Shares"), of GeoEye, Inc. (the "Company"). The Reporting Persons own, in aggregate, (i) 746,938 Shares, (ii) 142,593 warrants issued by the Company, each such warrant immediately exercisable for one Share and expiring on March 31, 2010 (the "First Warrants") and (iii) 76,923 warrants issued by the Company, each such warrant immediately exercisable for one Share and expiring on the later of (a) January 10, 2009 and (b) the six month anniversary of the earlier of (x) the payment in full of all Senior Credit Obligations (as defined) under that certain Credit Agreement, dated as of January 10, 2006, between the Company, ORBIMAGE SI Opco Inc., ORBIMAGE SI Holdco Inc., the lenders from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent and the other parties thereto, and (y) the redemption of all outstanding shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the "Second Warrants"). The First Warrants and the Second Warrants are together referred to herein as the "Warrants." The Reporting Persons are filing this
Schedule 13G to report their beneficial ownership of 996,454 Shares through their ownership of Shares and Warrants. All numbers and percentages contained in this Schedule 13G represent Shares (including Shares owned directly by the Reporting Persons and Shares deemed to be beneficially owned through the Warrants owned by the Reporting Persons) and not Warrants, unless stated otherwise. All percentages are based on the 17,476,773 Shares outstanding as of November 6, 2006 (as reported by the Company in its Form 10Q filed with the Securities and Exchange Commission on November 9, 2006), plus the additional Shares that would be issued if each Reporting Person exercised the Warrants it owns as of the date of this filing. The percentages do not assume the exercise of Warrants held by any other persons or entities. For information regarding the First Warrants, see the Prospectus filed on Form 424B3 with the Securities and Exchange Commission on August 3, 2006. For information regarding the Second Warrants, see the Prospectus filed on Form 424B3 with the Securities and Exchange Commission on August 28, 2006.

Item 1.  Issuer

     (a) Name of Issuer:

         GeoEye, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         21700 Atlantic Boulevard, Dulles, VA 20166

Item 2.  Identity And Background

     Title  Of  Class  Of  Securities  And  CUSIP  Number  (Item  2(d)  and (e))
     --------------------------------------------------------------------------

     This statement relates to shares of Common Stock, par value $0.01 per share, of the Company. The CUSIP number of the Shares is 37250W108.


                               Page 22 of 29 Pages

     Name Of  Persons   Filing,   Address  Of  Principal   Business  Office  And
     ---------------------------------------------------------------------------
     Citizenship (Item 2(a), (b) and (c))
     -----------------------------------

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Farallon Funds
     ------------------

               (i)  Farallon  Capital  Partners,   L.P.,  a  California  limited
                    partnership ("FCP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

               (ii) Farallon Capital Institutional Partners,  L.P., a California
                    limited partnership ("FCIP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

              (iii) Farallon  Capital   Institutional   Partners  II,   L.P.,  a
                    California limited partnership ("FCIP II"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

               (iv) Farallon  Capital   Institutional   Partners  III,  L.P.,  a
                    Delaware limited partnership ("FCIP III"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

               (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants); and

               (vi) Farallon  Capital  Offshore  Investors  II,  L.P.,  a Cayman
                    Islands exempted limited partnership ("FCOI II"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants).

     FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds."

     The Management Company
     ----------------------

              (vii) Farallon  Capital   Management,  L.L.C.,  a Delaware limited
                    liability company (the "Management Company"), with respect to the Shares beneficially owned by a certain account managed by the Management Company (the "Managed Account") (through its ownership of Shares and Warrants).


                               Page 23 of 29 Pages

     The Farallon General Partner
     ----------------------------

             (viii) Farallon  Partners,   L.L.C.,  a Delaware limited  liability
                    company which is the general partner of each of the Farallon Funds (the "Farallon General Partner"), with respect to the Shares beneficially owned by each of the Farallon Funds (through their ownership of Shares and Warrants).

     The Farallon Managing Members
     -----------------------------

               (ix) The following  persons who are managing  members of both the
                    Farallon General Partner and the Management Company, with respect to the Shares and Warrants beneficially owned by the Farallon Funds and the Managed Account: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), Douglas M. MacMahon ("MacMahon"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Ding, Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

     The citizenship of each of the Farallon Funds, the Management Company and the Farallon General Partner is set forth above. Each of the Farallon Individual Reporting Persons is a citizen of the United States. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3   If This Statement Is  Filed  Pursuant  To  Sections   240.13d-1(b)  or
         -----------------------------------------------------------------------
         240.13d-2(b)  or (c),  Check  Whether  The Person  Filing Is An  Entity
         -----------------------------------------------------------------------
         Specified In (a) - (j):
         ----------------------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----

Item 4.  Ownership
         ---------

     The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

     The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Warrants in respect of which the Farallon Funds are deemed to beneficially own Shares are owned directly by the Farallon Funds.
The Shares hereby reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. The Warrants in respect to which the Management Company is deemed to beneficially


                               Page 24 of 29 Pages
own Shares are owned directly by the Management Company. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares and Warrants beneficially owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such Shares and Warrants beneficially owned by the Managed Account. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares and Warrants owned by the Farallon Funds and the Managed Account. Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares and Warrants.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which  Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 25 of 29 Pages

                                   SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007


                  /s/ Monica R. Landry
                  ----------------------------------------
                  FARALLON PARTNERS, L.L.C.,
                  On its own behalf and
                  as the General Partner of
                  FARALLON CAPITAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  By Monica R. Landry,
                  Managing Member

                  /s/ Monica R. Landry
                  ----------------------------------------
                  FARALLON CAPITAL MANAGEMENT, L.L.C.
                  By Monica R. Landry,
                  Managing Member

                  /s/ Monica R. Landry
                  ----------------------------------------
                  Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly

     The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by


                               Page 26 of 29 Pages
reference. The Power of Attorney executed by Patel authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Power of Attorney executed by MacMahon authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 5, 2007, by such Reporting Person with respect to the Class A Common Stock of Univision Communications Inc., is hereby incorporated by reference.















                              Page 27 of 29 Pages

                                  EXHIBIT INDEX


EXHIBIT 1                       Joint Acquisition Statement Pursuant to Section
                                240.13d-1(k)





























                              Page 28 of 29 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G


                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 15, 2007


                  /s/ Monica R. Landry
                  ----------------------------------------
                  FARALLON PARTNERS, L.L.C.,
                  On its own behalf and
                  as the General Partner of
                  FARALLON CAPITAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  By Monica R. Landry,
                  Managing Member

                  /s/ Monica R. Landry
                  ----------------------------------------
                  FARALLON CAPITAL MANAGEMENT, L.L.C.
                  By Monica R. Landry,
                  Managing Member

                  /s/ Monica R. Landry
                  ----------------------------------------
                  Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly




                              Page 29 of 29 Pages